Exhibit 6.15

SECURED PROMISSORY NOTE

$600,000.00                                                                                                                      June 19, 2014

FOR VALUE RECEIVED, the undersigned, ELIO MOTORS, INC., an Arizona corporation, with an address at 102 W. El Caminito Drive, Phoenix, AZ 85021 (the “Borrower”), hereby promises to pay to the order of STUART LICHTER, an individual with an address at 12214 Lakewood Blvd, Downey, CA  90242, and assigns (hereinafter the “Lender”), the principal amount of SIX HUNDRED THOUSAND DOLLARS ($600,000.00), in lawful money of the United States (the “Loan”), or the aggregate unpaid principal amount of all advances (hereinafter each being referred to as an “Advance” and collectively, the “Advances”) made to Borrower, in no event later than the Maturity Date, and to pay interest on the unpaid principal balance of this Secured Promissory Note (this “Note”) in the manner and at the rate as hereinafter specified .

1.             Defined Terms.  As used in this Note the following terms shall have the following meanings:

The terms “Advance” or “Advances” shall have the meanings as defined in the introductory paragraph.

The term “Lender” shall have the meaning as defined in the introductory paragraph.

The term “Bankruptcy Code” shall mean Title 11 of the United States Code, as amended.
The term “Borrower” shall have the meaning as defined in the introductory paragraph.

The term “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks in California are authorized or required to close under the laws of the State of California.

The term “Collateral” shall mean the collateral described in Exhibit A annexed hereto.

The term “Event of Default” shall mean any of the events or conditions specified in Section 10 hereof.

The term “Interest” means the annual rate of interest payable on the outstanding Advances in accordance with the terms hereof.

The term “Loan” shall have the meaning as defined in the introductory paragraph.

The term “Maturity Date” shall mean December 31, 2014.

The term “Note” shall mean this Secured Promissory Note.

The term “Obligations” shall mean all existing and future debts, liabilities and obligations at any time owing by Borrower to Lender hereunder.

The term “UCC” shall mean the Uniform Commercial Code as presently enacted in California (or any successor legislation thereto), and as the same may be amended from time to time, and the state counterparts thereof as may be enacted in such states or jurisdictions where any of the Collateral is located or held.

Capitalized terms used but not defined herein shall have the meanings given to them in the UCC.

2.             Advances.

(a)           Lender shall make the Loan in one tranche  of SIX HUNDRED THOUSAND DOLLARS ($600,000.00) on the date hereof.

(b)           Borrower shall utilize the Advance to pay all sums due to GemCap Lending I, LLC (“GemCap”) pursuant to that certain Amendment Number 3 to the Loan and Security Agreement and to the Loan Agreement Schedule entered into by and between Borrower and GemCap on or about the date hereof and for ongoing business operations and working capital.

3.             [INTENTIONALLY DELETED]

4.             [INTENTIONALLY DELETED]

5.             Principal and Interest.

(a)           Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date hereof until payment in full is made and shall accrue and be payable at the rate of ten percent (10%) per annum, before and after default, before and after maturity, before and after judgment and before and after the commencement of any proceeding under the Bankruptcy Code, with interest on overdue interest to bear interest.

(b)           The unpaid principal amount of any Advance may, at any time and from time to time, be voluntarily paid or prepaid in whole or in part without premium or penalty.

(c)           All amounts due and owing hereunder shall be paid in full no later than the earlier of: (i) the Maturity Date; or (ii) the occurrence and continuation of an Event of Default.

6.             Computation of Interest and Fees.

(a)           Computation of interest on the Loan and all fees under this Note shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.  Borrower acknowledges that such latter calculation method will result in a higher yield to the Lender than a method based on a year of 365 or 366 days.

(b)           Under no circumstances or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  In the event that such court determines Lender has charged or received interest hereunder in excess of the highest applicable rate, Lender shall apply, in its sole discretion, and set off such excess interest received by Lender against other Obligations due or to become due and such rate shall automatically be reduced to the maximum rate permitted by such law.

7.             Manner and Treatment of Payments.

(a)           Each payment due on this Note shall be made to Lender, at his address set forth in the introductory paragraph of this Note or to such other address as Lender shall designate in writing to Borrower.  All payments shall be made in lawful money of the United States of America.

(b)           Any payment due under this Note which is paid by check or draft shall be subject to the condition that any receipt issued therefore shall be ineffective unless and until the amount due is actually received by Lender.  Each payment received by Lender (including, without limitation, mandatory prepayments) shall be applied as follows: first, to the payment of any and all costs, fees and expenses incurred by or payable to Lender in connection with the collection or enforcement of this Note; second, to the payment of all unpaid late charges (if any); third, to the payment of all accrued and unpaid interest hereunder; and fourth, to the payment of the unpaid principal balance of this Note, or in any other manner which Lender may, in its sole discretion, elect from time to time.

8.             Security Interest in Collateral.

(a)           To secure payment to Lender and performance of the Obligations, Borrower hereby grants to Lender a continuing security interest in, a general lien upon and a right of set-off against the Collateral.  In connection therewith, Borrower hereby agrees to fully cooperate with Lender, and to use Borrower’s best efforts in connection therewith, to cause each of the holders of the Collateral accounts listed on Exhibit A hereto (each an “Account Holder”) to enter into an account “control agreement” by and between each Account Holder, Borrower and Lender so as to fully perfect the security interest granted to Lender hereunder in and to each of the Collateral accounts.

(b)           Borrower hereby authorizes Lender, at any time and from time to time, to file financing statements, continuation statements and amendments thereto under the Uniform Commercial Code naming Borrower as debtor and Lender as secured party and indicating therein the types or describing the items of Collateral herein specified.  Borrower will not, without the prior written consent of Lender, file or authorize or permit to be filed in any jurisdiction any such financing or like statement in which Lender is not named as the sole secured party covering the Collateral set forth herein.

(c)           Lender, at its discretion, whether any of the Obligations be due may, in its name or in the name of Borrower or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for, or make any compromise or settlement deemed desirable with respect to, any of the Collateral, but shall be under no obligation so to do, or Lender may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, or release, any of the Collateral, without thereby incurring responsibility to, or discharging or otherwise affecting any liability of Borrower.  Lender shall not be required to take any steps necessary to preserve any rights of prior parties to any of the Collateral.  Upon default hereunder or in connection with any of the Obligations (whether such default be that of Borrower or of any other party obligated thereon), Lender shall have the rights and remedies provided by law.  Borrower will pay to Lender all reasonable out of pocket expenses (including reasonable expense for legal services of every kind) of, or incidental to, the enforcement of any of the provisions hereof or of any of the Obligations, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement of any of the Collateral or receipt of the proceeds thereof, and for the care of the Collateral and defending or asserting the rights and claims of Lender in respect thereof, by litigation or otherwise, including expense of insurance, and all such expenses shall be indebtedness within the terms of this Note.  Lender, at any time, at its option, may apply the net cash receipts from the Collateral to the payment of principal of and/or interest on any of the Obligations, whether or not then due, making proper rebate of interest or discount.  Notwithstanding that Lender, whether in its own behalf and/or in behalf of another and/or of others, may continue to hold Collateral and regardless of the value thereof, Borrower shall be and remain liable for the payment in full, principal and interest, of any balance of the Obligations and expenses at any time unpaid.

8.             Repayment Extension.  If any payment of principal or interest shall be due on a Saturday, Sunday or any other day on which banking institutions in the State of California are required or permitted to be closed, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest.

9.             Representations and Warranties.  Borrower represents and warrants to Lender that:

Existence and Qualification; Power - Borrower is a limited liability company duly formed, validly existing and in good standing under the laws of the state of its organization.  Borrower is duly qualified or registered to transact business and is in good standing in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification or registration necessary.  Borrower has all requisite power and/or other authority to conduct its business, to own and lease its properties and to execute and deliver this Note and to perform its Obligations;

Compliance with Laws - Borrower is in compliance in all material respects with all laws, regulations and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished (or obtained exemptions from) all filings, registrations and qualifications that are necessary for the transaction of its business;

Authority; Compliance With Other Agreements and Instruments - the execution, delivery and performance by Borrower of this Note has been duly authorized by all necessary corporate, partnership or membership action, as applicable, and does not and will not: (i) require any consent or approval not heretofore obtained of any manager, director, member, partner, security holder or creditor of such party; (ii) violate or conflict with any provision of Borrower’s articles of organization, operating agreement, or other comparable instruments; or (iii) result in a breach by Borrower or constitute a default by Borrower under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other contractual obligation to which Borrower is a party or by which Borrower or any of its property is bound or affected;

No Default - no event has occurred and no event is continuing which with the giving of notice or the lapse of time or both would constitute an Event of Default;

Representations and Warranties - prior to the making of each Advance all representations and warranties contained herein shall be true and correct in all material respects and of the same force and effect as though such representations and warranties had been made as of the date of the making of such Advance;

Patriot Act Compliance - Borrower is not involved in any activity, directly or indirectly, which would constitute a violation of applicable laws concerning money laundering, the funding of terrorism or similar activities.  No part of the proceeds of the Loan will be used to fund activities which would constitute a violation of the United States Lender Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-terrorist Financing Act of 2001.

10.           Events of Default.  The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Note:

Payments – if Borrower fails to make any payment of principal or interest  or other Obligations when such payment is due and payable; or

Other Charges - if Borrower fails to pay any other charges, fees, expenses or other monetary obligations owing to Lender arising out of or incurred in connection with this Note within  five (5) Business Days after the date such payment is due and payable; or

Warranties or Representations - if any warranty, representation or other statement by or on behalf of Borrower contained in or pursuant to this Note or in any document, agreement or instrument furnished in compliance with, relating to, or in reference to this Note, is false, erroneous, or misleading in any material respect when made; or

Covenants – if Borrower is in breach of any covenant hereunder other than payment obligations, and such breach is not cured within five (5) Business Days thereafter; or

Agreements with Others - (i) if Borrower shall default beyond any grace period in the payment of principal or interest of any material Indebtedness of Borrower; or (ii) if Borrower otherwise defaults under the terms of any such Indebtedness if the effect of such default is to enable the holder of such Indebtedness to accelerate the payment of Borrower’s obligations, which are the subject thereof, prior to the maturity date or prior to the regularly scheduled date of payment; or

Judgments - if any final judgment exceeding $5,000 for the payment of money (i) which is not fully and unconditionally covered by insurance or (ii) for which Borrower has not established a cash or cash equivalent reserve in the full amount of such judgment, shall be rendered by a court of record against Borrower and such judgment shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied or bonded pending appeal; or

Assignment for Benefit of Creditors, etc. - if Borrower makes or proposes in writing, an assignment for the benefit of creditors generally, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter owned or conducted by Borrower; or

Bankruptcy, Dissolution, etc. - upon the commencement of any action for the dissolution or liquidation of Borrower, or the commencement of any proceeding to avoid any transaction entered into by Borrower, or the commencement of any case or proceeding for reorganization or liquidation of Borrower’s debts under the Bankruptcy Code or any other state or federal law, now or hereafter enacted for the relief of debtors, whether instituted by or against Borrower; provided however, that Borrower shall have thirty (30) days to obtain the dismissal or discharge of involuntary proceedings filed against it, it being understood that during such thirty (30) day period, Lender may seek adequate protection in any bankruptcy proceeding; or

Receiver - upon the appointment of a receiver, liquidator, custodian, trustee or similar official or fiduciary for Borrower or for Borrower’s property; or

Execution Process, etc. - the issuance of any execution or distraint process against any property of Borrower; or

Termination of Business - if Borrower ceases any material portion of its business operations as presently conducted; or

Liens - if any lien in favor of Lender shall cease to be valid, enforceable and perfected ; or

Material Adverse Effect – if there is any change in Borrower’s financial condition which, in Lender’s reasonable opinion, has or would be reasonably likely to have a material adverse effect with respect to (a) the assets, properties, financial condition, creditworthiness, business prospects, material agreements or results of business operations of Borrower, or (b) Borrower’s ability to pay the Obligations in accordance with the terms hereof, or (c) the validity or enforceability of this Note or the rights and remedies of Lender hereunder or thereunder.

11.           Rights and Remedies upon Demand or Default. Upon the occurrence and during the continuation of an Event of Default hereunder, Lender shall have all rights and remedies provided in this Secured Promissory Note, the UCC or other applicable law, all of which rights and remedies may be exercised without notice to Borrower, all such notices being hereby waived, except such notice as is expressly provided for hereunder or is not waivable under applicable law.  All rights and remedies of Lender are cumulative and not exclusive and are enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions and in any order Lender may determine.  Without limiting the foregoing, Lender may (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender, (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower, at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) notify account debtors or other obligors to make payment directly to Lender, or notify bailees as to the disposition of Collateral, (vi) extend the time of payment of, compromise or settle for cash, credit, return of merchandise, and upon any terms or conditions, any and all Accounts or other Collateral which includes a monetary obligation and discharge or release the account debtor or other obligor, without affecting any of the Obligations, and (vii) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, by public or private sales at any exchange, broker's board, any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower.  If any of the Collateral or other security for the Obligations is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice.  In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

Lender may apply the proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of any of the Obligations, in whole or in part (including attorneys' fees and legal expenses incurred by Lender with respect thereto or otherwise chargeable to Borrower) and in such order as Lender may elect, whether or not then due.  Borrower shall remain liable to Lender for the payment on demand of any deficiency together with interest at the rate set forth herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

Lender may, at its option, cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, discharge taxes and liens at any time levied on or existing with respect to the Collateral, and pay any amount, incur any expense or perform any act which, in Lender's sole judgment, is necessary or appropriate to preserve, protect, insure, maintain, or realize upon the Collateral.  Such amounts paid by Lender shall be repayable by Borrower on demand and added to the Obligations, with interest payable thereon at the rate set forth herein. Lender shall be under no obligation to effect such cure, payment, bonding or discharge, and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower.

12.           Remedies Cumulative.  Each right, power and remedy of Lender hereunder or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent, and the exercise or the beginning of the exercise of any one or more of them shall not preclude the simultaneous or later exercise by Lender of any or all such other rights, powers or remedies.  No failure or delay by Lender to insist upon the strict performance of any one or more provisions of this Note or to exercise any right, power or remedy consequent upon a breach thereof or a default hereunder shall constitute a waiver thereof, or preclude Lender from exercising any such other rights, powers or remedy.  By accepting full or partial payment after the due date of any amount of principal or interest on this Note, or other amounts payable on demand, Lender shall not be deemed to have waived the right either to require prompt payment when due and payable of all other amounts of principal or interest on this Note or other amounts payable on demand, or to exercise any rights and remedies available to it in order to collect all such other amounts due and payable under this Note.

13.           Collection Expenses.  If this Note is placed in the hands of an attorney for collection following the occurrence of an Event of Default hereunder, Borrower agrees to pay to Lender upon demand costs and expenses, including all attorney’s fees and court costs, paid or incurred by Lender in connection with the enforcement or collection of this Note (whether or not any action has been commenced by Lender to enforce or collect this Note) or in successfully defending any counterclaim or other legal proceeding brought by Borrower contesting Lender’s right collect the outstanding principal balance of this Note.  All of such costs and expenses shall bear interest hereunder from the date of payment by Lender until repaid in full by Borrower.

14.           Certain Waivers by Borrower.  Borrower waives demand, presentment, protest and notice of demand, of non-payment, of dishonor, and of protest of this Note.  Lender, without notice to or further consent of Borrower and without in any respect compromising, impairing, releasing, lessening or affecting the obligations of Borrower hereunder, may: (a) release, surrender, waive, add, substitute, settle, exchange, compromises, modify, extend or grant indulgences with respect to (i) this Note, and/or (ii) all or any part of any collateral or security for this Note; and (b) grant any extension or other postponements of the time of payment hereof.

15.           Choice of Law: Forum Selection: Consent to Jurisdiction.  This Note shall be governed by, construed and interpreted in accordance with the laws of the State of California (excluding the choice of law rules thereof).  Borrower hereby irrevocably submits to the jurisdiction of anyState  or federal court sitting in the State of California, Los Angeles County in any action or proceeding arising out of or relating to this Note, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum.  A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

16.           Invalidity of Any Part.  If any provision or part of any provision of this Note shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or any remaining part of any provision) of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained in this Note, but only to the extent of its invalidity, illegality, or unenforceability.  In any event, if any such provision pertains to the repayment of the Obligations evidenced by this Note, then and in such event, at Lender’s option, the outstanding principal balance of this Note, together with all accrued and unpaid interest thereon, shall become immediately due and payable.

17.           WAIVER OF JURY TRIAL.  BORROWER HEREBY (i)  COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (ii) WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH LENDER AND BORROWER MAY BE PARTIES ARISING OUT OF, IN CONNECTION WITH OR IN ANY WAY PERTAINING TO THIS NOTE AND/OR ANY TRANSACTIONS, OCCURRENCES, COMMUNICATIONS, OR UNDERSTANDINGS (OR THE LACK OF ANY OF THE FOREGOING) RELATING IN ANY WAY TO BORROWER-LENDER RELATIONSHIP BETWEEN THE PARTIES.  IT IS UNDERSTOOD AND AGREED THAT THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES TO THIS NOTE.  THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND BORROWER HEREBY AGREES THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY INDIVIDUAL TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT.  LENDER IS HEREBY AUTHORIZED TO SUBMIT THIS NOTE TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND BORROWER SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY.

18.           Waiver of Defenses, Counterclaims, etc.  Borrower hereby waives, in any litigation (whether or not arising out of or related to this note or any other obligation or liabilities to Lender) in which Borrower and Lender shall be adverse parties, the right to interpose any defense, set-off or counterclaim of any nature or description, excluding mandatory counterclaims that, if not raised in such proceeding, would be waived.

19.           Indemnification.  The Borrower agrees: (i) to pay and reimburse Lender for all of Lender’s  reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Note, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of internal and external counsel, (ii) to pay and reimburse Lender for reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Note and any such other documents, including the reasonable fees, disbursements and other charges of its counsel, whether internal or external, (iii) to pay, indemnify and hold harmless the Lender from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of counsel for Lender connection with the execution, delivery, enforcement, performance and administration of this Note and any such other documents or the use of the proceeds thereof, including any of the foregoing relating to the violation of, noncompliance with or liability applicable to the operations of the Borrower; provided that the Borrower shall have no obligation hereunder to Lender with respect to damages caused directly by the gross negligence or willful misconduct of Lender as determined by a non-appealable final judgment.

20.           Miscellaneous.  Time is of the essence under this Note.  The paragraph headings of this Note are for convenience only, and shall not limit or otherwise affect any of the terms hereof.  This Note constitutes the entire agreement between the parties with respect to the subject matter hereof and supersede all prior letters, representations, or agreements, oral or written, with respect thereto. No modification, release, or waiver of this Note shall be deemed to be made by Lender unless in writing signed by Lender, and each such waiver, if any, shall apply only with respect to the specific instance involved.  No course of dealing or conduct shall be effective to modify, release or waive any provisions of this Note.  This Note shall inure to the benefit of and be enforceable by Lender and Lender’s successors and assigns and any other person to whom Lender may grant an interest in the obligations evidenced by this Note and shall be binding upon and enforceable against Borrower and Borrower’s successors and assigns.  Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders.

Borrower:

ELIO MOTORS, INC.

By:	/s / Paul Elio
Name:	PAUL Elio
Title:	CEO